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BRISTOW GROUP INC.

(Name of Registrant as Specified In Its Charter)

GLOBAL VALUE INVESTMENT CORP.

STEN L. GUSTAFSON

JONATHAN A. MERETSKY

ANTHONY J. GRAY

JEFFREY R. GEYGAN

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The following was published on Global Value Investment Corp.’s website on May 10, 2019.

Bristow Exemplifies Broken Corporate Governance

By JP Geygan

In a June 28, 1927 letter to John D. Rockefeller Jr. and the finance committee of the Rockefeller foundation, a young Ben Graham opined, “The cash capital not needed by these pipe line companies in the normal conduct of their business, or to provide for reasonable contingencies, should be returned to the stockholders, whose property it is…” Mr. Graham wrote to urge support for his push to compel Northern Pipeline Company – whose common stock traded around $65 per share – to distribute the investment securities held on its balance sheet to its shareholders – equivalent to about $90 per share. Months earlier, in a meeting with Northern Pipeline’s senior management, Mr. Graham’s proposal was readily dismissed, an all-too familiar refrain. It seemed as though management viewed themselves as accountable to nobody. However, after coming under considerable pressure, and with the support of the Rockefeller foundation, Northern Pipeline had agreed to a shareholder distribution by its 1928 annual general meeting.

Nearly 90 years later, poor corporate governance remains pervasive among publicly traded companies. Directors and executives are compensated handsomely, despite the transparency offered by annual proxy statements that detail the (often flawed) rational behind renumeration. While such compensation is occasionally warranted, often directors and executives benefit while shareholders suffer.

Recent developments at Bristow Group, Inc. exemplify poor corporate governance, entrenched directors and executives, and self-enrichment in the face of gross mismanagement and disregard for equity owners.

Global Value Investment Corp. (GVIC) has been a shareholder in Bristow since 2017. At the time of our investment, we were confident that Bristow’s tangible book value per share, which at the time was nearly $35, represented incredible value compared to the $7 share price. Bristow’s recovery would surely follow improvements in offshore oil and gas exploration and production activity. If not, Bristow had a plethora of marketable assets that could easily be sold. We trusted the board of directors and senior management to run Bristow for the benefit of its equity owners.

How misplaced that trust turned out to be. As profits remained anemic, Bristow was slow to adjust. Cost cutting was undertaken sheepishly. Unprofitable assets were retained and continued to operate unprofitably. Debt piled up as Bristow attempted to borrow its way out of trouble. Naïvely, we maintained our confidence in management to protect our economic interests.

In November 2018, Bristow proposed to acquire Columbia Helicopters, Inc. On its face, the transaction seemed logical. As time progressed and the financial terms became clear, we were stunned – Bristow intended to dilute its shareholders by a whopping 93% in order to consummate a high-risk acquisition. Incensed, we penned a letter to the chairman of the board of directors, Tom Knudson, that expressed our concerns.

That was the first of seven letters we sent, none of which received a response. In addition, we made three requests for books and records under Delaware corporate law, which obligates the company to respond. Our requests were largely ignored.

Due to a series of cascading events that began with Bristow’s failure to file its quarterly financial report with the SEC on February 11, 2019, Bristow now finds itself on the brink of insolvency. This stems from a “material weakness in internal controls over financial reporting.” Essentially, Bristow did not have adequate systems in place to track certain assets that were leased or used to collateralized loans.

Compounding this issue is Bristow’s indebtedness, which today measures about $1.4 billion. Because of the material weakness in internal controls and Bristow’s failure to file its quarterly financial statements in a timely manner, several covenants on its debt may be triggered. There are two logical resolutions to this: 1) resolve the debt covenant violations; or 2) retire the debt. Considering that Bristow has assets worth between $2.5 and $2.8 billion, many of which are sellable, the later of the two options seems sensible. In fact, GVIC has identified more than $200 million in assets that could be sold and the proceeds used to alleviate Bristow’s financial woes. Additionally, we have spoken to numerous other stakeholders who have made offers of additional capital to Bristow. Each suggestion has been categorically ignored by the board of directors. In response to our comprehensive operational plan, we were told that Bristow would discuss it with us “at the appropriate time.” If not now, when is the appropriate time?

When Bristow’s issues surfaced, then-CFO Don Miller had direct responsibility over internal controls and financial reporting. Yet when former CEO Jonathan Baliff retired at the end of February, Mr. Miller was promptly promoted to CEO. On May 3, Bristow’s board of directors approved the payment of millions of dollars in executive retention payments to Mr. Miller and eight others – using cash that belongs to shareholders – at a time when the company is contemplating Chapter 11 reorganization.

How did Bristow’s corporate governance so completely fail the shareholders to whom directors and executives are accountable? How can self-dealing and enrichment at the expense of others be allowed? Perhaps the purported independence of the board of directors is less than might be desired. For example, several directors, including Mr. Miller and Mr. Knudson, are neighbors in the River Oak neighborhood of Houston. Several belong the same civic or religious organizations. We’ve heard Bristow’s board of directors described as a club composed of “friends of Tom [Knudson].”

In defense of their jobs, directors frequently act against the interests of shareholders – to whom they owe the legal fiduciary duties of loyalty and care. It appears that the subordination of fiduciary duty to self-interest is paramount at Bristow. GVIC has put forth a slate of four highly qualified nominees to replace half of Bristow’s incumbent directors, and an operational turnaround plan that clearly defines a path to recover outside of bankruptcy. We have urged Bristow to undertake asset sales and offered to introduce management to interested buyers. We have repeatedly requested meetings via letters and phone calls. Instead of engaging constructively with an informed long-term shareholder, the board of directors and management further insulated themselves with expensive financial and legal advisors – at a cost many would consider far beyond the financial means of a company of Bristow’s size or with Bristow’s limited resources.

While advocating for change at Bristow, GVIC has heard from countless stakeholders. We have received calls and emails from shareholders and bondholders – many of whom purchased common stock or bonds at significantly higher prices than their securities are worth now. Current and former Bristow employees from the United Sates, Europe, Nigeria, and Australia have expressed support for our initiatives and disbelief at the mismanagement of the company. Yet Bristow remains silent.

While Bristow’s ultimate course of action has yet to be determined, among the possibilities being considered is a Chapter 11 reorganization. This process would nearly ensure that stockholders see their equity canceled, bondholders realize a fractional recovery, vendors’ bills go unpaid, and employees find themselves out of work. If Bristow selects this route, its directors – Tom Knudson, Tom Amonett, Don Miller, Gaurdie Banister, Ian Godden, William Higgins, Lori Gobillot, and Biggs Porter – should be ashamed that they have so brazenly ignored the will of Bristow’s equity owners and the obvious ethical burden that their positions of power carry. We believe the SEC should investigate potential violations of securities laws.

Investors like GVIC champion shareholders’ rights in every investment, but especially in situations like Bristow. Where directors and executives shirk responsibility, informed investors must remind them of the consequences for their action and inactions. In a business environment where the ignorance displayed by Bristow’s directors is commonplace, there is no shortage of work for such defenders of shareholders’ interests.

Mr. Geygan is a vice president at Global Value Investment Corp.